Exhibit 4.1

Numnber

Shares

This Certifies that ____________________________________________is the registered holder of_________ Shares transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duty authorized officers and its Corporate Seal to be hereunto affixed this ___day of____A.D. 20__

NOTICE. THE SIGNATURE OF THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE, IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

For Value Received, __ hereby sell, assign and transfer unto _______ Shares represented by the within Certificate, and do hereby irrevocably constitute and appoint ____ Attorney to transfer the said Shares on the books of the within named Corporation with full power of substitution in the premises.

Dated ____ A.D. 20___

In presence of